Exhibit 99.1

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FOR IMMEDIATE RELEASE	CONTACT: Tracey Dry
(817) 514-5203
mailto:communications@usmdinc.com

New Physician-Led Healthcare System Maintains Vital

Doctor-Patient Relationship

IRVING, Texas – (September 7, 2012) USMD Holdings, Inc. (Nasdaq Capital Market: USMD) announced today that it has completed its previously announced business combination with USMD Inc. (“USMD”), Urology Associates of North Texas, L.L.P. (“UANT”), Medical Clinic of North Texas, P.A. (“MCNT”), and IMPEL Management Services, L.L.C. The new organization, USMD Holdings, creates an innovative integrated health system, led by physicians rather than third-party entities, committed to maintaining the vital doctor-patient relationship, ensuring better quality and more affordable care to patients. In connection with the business combination, USMD Holdings has issued 10 million shares of its common stock to the former owners of USMD, UANT and MCNT. The shares were issued to the former owners based upon an implied combined enterprise value of $24.10 per share.

USMD develops, operates, and manages entities that deliver diagnostic, therapeutic, and hospital-based healthcare services to patients. UANT is a physician group practice that provides professional medical services in the medical specialty of urology. MCNT is a multi-specialty physician practice group that provides professional medical services to patients throughout the Dallas/Fort Worth metropolitan area. IMPEL provides management and consulting services to physician practices nationally.

“This is a critical step in achieving our strategy to more efficiently deliver healthcare services to the public and to create an accountable care organization that is well-positioned to provide comprehensive patient care,” said John House, M.D., chairman and chief executive officer of USMD Holdings. “We believe the patient’s needs should always come first, and we want to provide the proactive care patients deserve. In today’s healthcare climate, too often the focus has been on reactive care and patient volume rather than quality. Our model brings primary care and specialist physicians together and places them in their proper role as leaders of healthcare delivery. This important shift brings quality and patient satisfaction back to the forefront where it belongs by making our providers responsible for patient outcomes and overall clinical experience.”

Although UANT, MCNT and USMD will continue to operate under their current names, their merger means patients now have access to more than 240 physicians and associate practitioners in 18 different specialties operating in 64 facilities across the Dallas-Fort Worth area. In addition to operating two local hospitals with more than 400 physicians, USMD Holdings manages cancer treatment centers and kidney stone treatment facilities in 10 other states.

“After three years of careful planning, we are pleased to be able to empower our physicians and employees with the leadership, state-of-the-art technology and clinical tools they need to serve our patients in the best possible way,” said Karen Kennedy, chief operating officer of USMD Holdings.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports. USMD Holdings undertakes no obligation to update forward-looking statements.

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